Exhibit 99.1

Hercules to Seek Stockholder Approval to Reduce Its

Asset Coverage Requirement to 150%

PALO ALTO, Calif., September 5, 2018 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), along with its Board of Directors (the “Board”), has conducted an extensive review of the Small Business Credit Availability Act (“SBCAA”), which passed into law on March 23, 2018. The SBCAA permits Hercules to choose to reduce its asset coverage requirement, subject to either receipt of approval from the Board, which would defer any change for a period of one year, or approval by its stockholders, which would immediately reduce its asset coverage requirements to 150%.

Following a thorough review of the SBCAA and completing a stockholder and bondholder outreach initiative over the past several months, the Company and its Board have unanimously determined that the best course of action is to seek stockholder approval to accelerate the application of the reduced asset coverage requirements to the Company at a special stockholder meeting (“Special Meeting”) to be held on December 6, 2018. In connection with the Special Meeting, the Company plans to file with the SEC and mail to its stockholders a proxy statement that will provide additional detail regarding the Company’s rationale for adopting the reduced asset coverage ratio requirements.

In addition, the Board, including a “required majority” (as such term is defined in Section 57(o) of the 1940 Act) of the Board, approved the application of the modified asset coverage requirements to be effective one year after such Board approval and as a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective September 4, 2019. However, if the stockholder proposal is passed at the Special Meeting, the Company would be subject to the modified asset coverage requirements the day after the Special Meeting.

“Based on careful consideration and analysis, we believe that our stockholders and bondholders would benefit from the reduction of our asset coverage requirement,” stated Manuel A. Henriquez, chairman and CEO of Hercules. “With stockholder approval of this motion, reducing our asset coverage ratio would allow us to diligently expand the size of our total assets, thereby giving us greater flexibility to the structural limitations surrounding ineligible or ‘bad assets,’ and an increased ability to build a well-diversified debt investment portfolio. We believe this added investment flexibility, when combined with our stockholder-aligned, internally managed structure, has the potential to increase our key performance ratios, which already remain among the highest in the industry.”

Henriquez continued, “It is important to note that we expect to continue to be prudent in our utilization of leverage and intend to have a target leverage ratio range of 0.95x to 1.25x as compared to our current target leverage ratio range of 0.75x to 0.95x. Furthermore, our investment criteria will not change, and we will remain true to our core venture lending investment strategy which focuses on senior secured, short term and rapidly amortizing loans. Finally, due to the amortizing nature of our debt investment portfolio, we do not anticipate a meaningful increase in our total assets over the next two or three years, but rather a gradual increase over the long-term.”

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.0 billion to over 430 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has four outstanding bond issuances of 6.25% Notes due 2024 (NYSE: HTGX), 4.375% Convertible Notes due 2022, 4.625% Notes due October 2022 and 5.25% Notes due 2025 (NYSE: HCXZ).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com